Exhibit 3.7

CHAPARRAL TEXAS, L.P.

LIMITED PARTNERSHIP AGREEMENT

(December 10, 2001)

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CHAPARRAL TEXAS, L.P.

LIMITED PARTNERSHIP AGREEMENT

This Limited Partnership Agreement (this “Agreement”) is entered into as of December 10, 2001, by and among the persons who execute this Agreement on the signature pages hereto as Partners (the “Partners”) of Chaparral Texas, L.P., an Oklahoma limited partnership (the “Partnership”). In consideration of the mutual promises contained herein, the Partners agree as follows:

ARTICLE 1

Organization

1.1 Formation. The Partnership shall be formed as a limited partnership pursuant to the provisions of the Act.

1.2 Name. The name of the Partnership shall be “Chaparral Texas, L.P.”

1.3 Principal Office. The principal office (the “Principal Office”) of the Partnership in the State of Oklahoma shall be located at 701 Cedar Lake Boulevard, Oklahoma City, Oklahoma 73114. The Partnership may change the location of the Principal Office and may also maintain offices at such other place or places as determined by the General Partner.

1.4 Resident Agent. The name and address of the resident agent of the Partnership for service of process in the State of Oklahoma are:

Randall D. Mock, Esq.

Mock, Schwabe, Waldo, Elder, Reeves & Bryant

Fourteenth Floor

Two Leadership Square

211 North Robinson

Oklahoma City, OK 73102

1.5 Records Office. The following records described below shall be kept at the Principal Office of the Partnership.

(a) A current list of the full name and last-known business address of each Partner, separately identifying the General Partners in alphabetical order and the Limited Partners in alphabetical order;

(b) A copy of the Certificate of Limited Partnership and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate has been executed;

(c) Copies of the Partnership’s federal and state income tax returns and reports, if any, for the three (3) most recent years; and

(d) Copies of any then effective written partnership agreements and of any financial statements of the Partnership for the three (3) most recent years.

Such records shall be subject to inspection and copying at the reasonable request, and at the expense, of any Partner during ordinary business hours.

1.6 Places of Residence of the Partners. The place of residence of each of the Partners is set forth on Exhibit A attached hereto.

1.7 Filings and Compliance with Act; Power of Attorney. The Partners shall execute all such certificates and other documents, make such filings and recordings, and perform such acts as shall constitute compliance with all requirements for the formation and operation of a limited partnership under the Act. Each Limited Partner, by the execution of this Agreement, does irrevocably constitute and appoint the General Partner, or such successors as may be appointed hereunder, as his or its true and lawful attorney, in his or its name, place and stead, to execute, acknowledge and file with the Secretary of State of Oklahoma, a Certificate of Limited Partnership and all other certificates and instruments necessary to comply with the laws of the State of Oklahoma. The power of attorney granted herein shall be deemed to be coupled with an interest and shall survive the death or incompetency of a Limited Partner.

1.8 Amended Certificate. Within thirty (30) days after the happening of any event described in Act Section 310.B., the General Partner shall file with the Oklahoma Secretary of State, if required by the Act, an amended Certificate of Limited Partnership reflecting the occurrence of such event.

1.9 Term. The term of the Partnership shall commence upon the filing of the Partnership’s Certificate of Limited Partnership with the Oklahoma Secretary of State, and shall continue until terminated as herein provided or by operation of law.

ARTICLE 2

Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

“Act” means the Oklahoma Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such act.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition of “Affiliate,” the term “control” means either: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; or (b) a direct or indirect equity interest of ten percent (10%) or more in the entity.

“Agreement” means this Limited Partnership Agreement, as it may be amended or supplemented from time to time.

“Assignee” means a Person to whom one or more Units have been transferred, by transfer, assignment or otherwise, in a manner permitted under this Agreement, and who has agreed to be bound by the terms of this Agreement but who has not become a Substitute Partner.

“Business Day” means Monday through Friday of each week, except legal holidays recognized as such by either the United States Government or the State of Oklahoma.

“Capital Account” means each capital account maintained for a Partner pursuant to Section 4.3.

“Capital Contributions” means the sum of the cash and the value of property contributed or services rendered, or a promissory note or other binding obligation to contribute cash or property or to perform services contributed to the Partnership by all Partners, or any one Partner, as the case may be (or the predecessor holders of any Units of any such Partners).

“Capital Gain” means the Partnership’s allocable share of gain from the disposition by the Partnership of a capital asset as defined in the Code (including any portion of such gain treated as ordinary income).

“Cash Available for Distribution” means, with respect to any period, the excess of all cash receipts (except for Capital Contributions) over: (a) all cash disbursements; and (b) the amount of the reserve fund for working capital, replacement, maintenance and repair of Partnership Property and other contingencies or other reserves as determined by the General Partner.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership, as amended from time to time, filed by the Partnership with the Oklahoma Secretary of State under the Act.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“General Partner” means the Person or Persons appointed as General Partner or General Partners pursuant to Article 6, or any person subsequently admitted to the Partnership as a General Partner when so named in an Amended Certificate of Limited Partnership.

“Income” or “Loss” mean an amount equal to the Partnership’s taxable income or loss (including capital loss), as the case may be, for each taxable year, determined in accordance with Code Section 703(a) [for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(l) shall be included in taxable income or loss], with the following adjustments:

(a) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Income or Loss shall be added to such Income or Loss;

(b) any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Reg. Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Income or Loss, shall be subtracted from such Income or Loss; and

(c) upon the distribution of property by the Partnership to a Partner, gain or loss attributable to the difference between the fair market value of the property and its basis shall be treated as recognized.

“Limited Partner” means, in addition to the original Limited Partners listed on Exhibit A hereto, every other person who is admitted to the Partnership, either as an additional Limited Partner or as a substituted Limited Partner, and thereby becomes an owner of an interest in the Partnership.

“Majority Vote of the Partners” means the affirmative vote of the holders of a majority of the Outstanding Units held by the Partners, which may be evidenced by the written consent of such Partners.

“Mandatory Provisions of the Act” means those provisions of the Act which may not be waived by the Partners acting unanimously or otherwise.

“Opinion of Counsel” means a written opinion of counsel (who shall be regular counsel to the Partnership).

“Outstanding” means the number of Units issued by the Partnership as shown on the Partnership’s books and records, minus any Units held by the Partnership.

“Partner” means each Person executing this Agreement as a Partner of the Partnership.

“Partnership” means the limited partnership formed by the filing of the Partnership’s Certificate of Limited Partnership with the Oklahoma Secretary of State.

“Partnership Property” means all property owned, leased or otherwise acquired by the Partnership from time to time.

“Person” means a natural person, partnership, domestic or foreign limited partnership, domestic or foreign limited liability company, trust, estate, association or corporation.

“Prime Rate” means the lowest prime rate as published in the “Money Rates” section of The Wall Street Journal, from time to time.

“Record Holder” means the Person in whose name such Unit is registered on the books and records of the Partnership as of the close of business on a particular Business Day.

“Reg.” means Treasury Regulations.

“Substitute Partner” means a transferee of a Unit who is admitted as a Partner to the Partnership pursuant to Section 11.1 in place of and with all the rights of a Partner.

“Tax Item” means each item of income, gain, loss, deduction or credit of the Partnership for federal tax purposes, as separately stated and calculated pursuant to the Code.

“Tax Matters Partner” means the Person designated pursuant to Section 9.2.

“Unit” means a Unit representing an interest in the Partnership. Each Unit shall be designated as either a “General Partnership Unit” or a “Limited Partnership Unit.” Each Unit shall represent equivalent economic interests in the Partnership.

ARTICLE 3

Purpose of the Partnership

The purpose for which the Partnership is formed is the transaction of any and all lawful business for which limited partnerships may be organized under the Act.

ARTICLE 4

Capital Contributions

4.1 Units. There shall be an aggregate of 1,000,000 Units in the Partnership.

4.2 Capital Contributions. Upon execution of this Agreement, each Partner shall contribute to the capital of the Partnership the amount shown on Exhibit A and, in consideration therefor, each Partner shall be issued such number of General Partnership Units and/or Limited Partnership Units as reflected on Exhibit A.

4.3 Capital Accounts.

4.3.1 Calculation. The Partnership shall maintain for each Partner a separate Capital Account in accordance with Code Section 704(b). The term “Capital Account” means as to any Partner and as to any Units held by such Partner the amount of the initial Capital Contribution attributable to the Units held by such Partner, which amount shall be: (a) increased by subsequent Capital Contributions by such Partner and Capital Gain and Income allocated to such Partner pursuant to Section 5.2; and (b) decreased by distributions to such Partner pursuant to Section 5.1 and Losses allocated to such Partner pursuant to Section 5.2.

4.3.2 In-Kind Contributions. If in-kind contributions or contributions in the form of property or services are made, the Capital Account of the Partner shall be increased by an amount equal to the fair market value of the property or services contributed by such Partner.

4.3.3 Assignee’s Capital Account. An Assignee of a Unit will succeed to the Capital Account relating to the Unit transferred. However, if the transfer causes a termination of the Partnership under Code Section 708(b)(1)(B), the Partnership Property shall be deemed to have been distributed in liquidation of the Partnership to the Partners (including the transferee of a Unit) pursuant to Section 12.3 and recontributed by such Partners and transferees in reconstitution of the Partnership. The Capital Accounts of such reconstituted Partnership shall be maintained in accordance with this Section 4.3.

4.4 Interest. No interest shall be paid by the Partnership on Capital Contributions, on balances in a Partner’s Capital Account or on any other funds distributed or distributable under this Agreement.

4.5 Loans. Loans by a Partner to the Partnership shall not be considered Capital Contributions. The Partnership shall not make any loans to any Partner or any Affiliate of any Partner unless approved by a Majority Vote of the Partners.

4.6 Capital Account - Deficit Balance. Any Partner with a deficit balance in such Partner’s capital account at the time of the dissolution, liquidation and termination of the Partnership or of the termination of such Partner’s interest in the Partnership shall then contribute to the capital of the Partnership an amount of cash equal to the amount by which zero exceeds such Partner’s capital account at such time.

4.7 No Additional Contributions. No Partner shall be required to make any Capital Contributions in addition to those required by Section 4.1.

ARTICLE 5

Distributions and Allocations

5.1 Distribution of Cash Available for Distribution. Except upon winding up pursuant to Section 12.3, distributions of all Cash Available for Distribution shall be made at such times as determined by the General Partner. Any distribution of property shall be treated as a distribution of cash equal in amount to the fair market value of such property. Distributions shall be made to all Partners and Assignees pro rata in accordance with the number of Units held by each.

5.2 Allocation of Income and Loss.

5.2.1 Pro Rata. All Tax Items shall be allocated to all Partners and Assignees pro rata in accordance with the number of Units held by each.

5.2.2 Contributed Property. Under Code Section 704(c) and the Reg. promulgated thereunder, items of Capital Gain, Income and Loss with respect to property contributed to the Partnership by a Partner shall be shared among Partners so as to take account of the variation between the basis of the property to the Partnership and its fair market value at the time of contribution. The Partners shall have the power to make such elections, adopt such conventions, and allocate Capital Gain, Income and Loss as each of them deems appropriate to comply with Code Section 704(c) and the Reg. promulgated thereunder and to preserve, to the extent possible, uniformity of the Units. Any items allocated under this Section 5.2.2 shall not be debited or credited to Capital Accounts to the extent that item is already taken into account (upon formation or otherwise) in determining a Partner’s Capital Account.

5.2.3 Section 754 Election. Upon a transfer of a Unit or distribution of Partnership Property to a Partner, the Partnership may, in the discretion of the General Partner, file an election pursuant to Code Section 754 and the Reg. promulgated thereunder, to cause the basis of Partnership Property to be adjusted for federal income tax purposes as provided by Code Sections 734 and 743; provided that the transferee Partner shall reimburse the Partnership for all accounting expenses incurred by the Partnership as a result of such election.

5.2.4 Mid-Year Transfers. Upon the transfer of a Unit, Income, Capital Gain and Loss attributable to the transferred Unit shall, for federal income tax purposes, be allocated to the owners of such Unit on the basis of the Income or Loss for each month that such Person was the owner of such Units, determined on an interim closing of the books method. The Partners may revise, alter or otherwise modify the method of allocation as they determine necessary to comply with Code Section 706 and the Reg. promulgated thereunder.

5.2.5 Related Party Transactions. If, and to the extent that, any Partner is deemed to recognize Income as a result of any transaction between the Partner and the Partnership pursuant to Code Sections 482, 483, 1272-1274, or 7872, or any similar provision now or hereafter in effect, any corresponding resulting Loss or deduction of the Partnership shall be allocated to the Partner who was charged with that Income.

5.2.6 Tax Credits. All tax credits for federal or state income tax purposes shall be allocated in the same manner as Income.

ARTICLE 6

Management by General Partners

6.1 General Partners. Management of the Partnership shall be vested in one or more General Partners, as are appointed by the Partners from time to time pursuant to this Agreement.

6.2 Initial Number of General Partners; Initial General Partner. The initial number of General Partners shall be one (1) and the initial General Partner shall be Chaparral Oil, L.L.C., an Oklahoma limited liability company.

6.3 Powers and Authority of General Partner. A General Partner may exercise all the powers of the Partnership whether derived from law, the Certificate of Limited Partnership or this Agreement, except such powers as are by statute, by the Certificate of Limited Partnership or by this Agreement vested solely in the Partners. Notwithstanding any other provision hereof, the Partners hereby confer on the General Partner such powers and authority as may be required for the General Partner to conduct the daily affairs and business of the Partnership. All other decisions shall be made only with the Majority Vote of the Partners.

6.4 Number, Term and Qualifications. The Partnership may have one (1) or more General Partners. Appointment of a General Partner or increases or decreases in the number of General Partners may be made as the Partners shall from time to time determine by the Majority Vote of the Partners. Each General Partner shall hold office until his successor shall have been appointed. If a General Partner is removed, such Partner’s General Partnership Units shall thereupon be immediately converted to Limited Partnership Units.

6.5 Manner of Acting. The unanimous agreement of all General Partners, if more than one, shall be necessary for all decisions affecting the Partnership.

6.6 Partner’s Permissible Business Activities. Each Partner and such Partner’s Affiliates may have business interests and engage in business activities in addition to those relating to the Partnership, including, without limitation, business interests and activities in direct competition with the Partnership for such Partner’s or such Partner’s Affiliates’ own account or for the account of others, and no provision of this Agreement shall be deemed to prohibit such Partner or such Partner’s Affiliates from conducting such businesses and activities. Neither the Partnership, the Partners nor any other Partner shall have any rights by virtue of this Agreement or the relationship contemplated herein in any business ventures of such Partner or such Partner’s Affiliates.

6.7 Partnership Funds. The funds of the Partnership shall be deposited in an account or accounts designated by the General Partner and shall not be commingled with any other funds.

6.8 Limitation on Liability of General Partner. No General Partner of the Partnership shall be liable to the Partnership or its Partners for monetary damages for breach of fiduciary duty as a General Partner; provided that nothing contained herein shall eliminate or limit the liability of a General Partner: (a) for any breach of the General Partner’s duty of loyalty to the Partnership or its Partners; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; and (c) for any transaction from which the General Partner derived an improper personal benefit.

6.9 General Partner’s Compensation. The General Partner shall receive such compensation as may be determined by the Majority Vote of the Partners.

6.10 Limited Partners: No Management Rights; Other Restrictions. No person in such person’s capacity as a Limited Partner shall take part in the management of the business or affairs of the Partnership or have the right or authority to act for or bind the Partnership. Except as otherwise provided herein or by the Mandatory Provisions of the Act, a Partner shall not have the authority or power to act on behalf of, or to bind, the Partnership, or any other Partner, and a Partner shall not have the right or power to take any action which would change the Partnership to a general partnership, change the limited liability of a Partner, or affect the status of the Partnership for federal income tax purposes.

6.11 Withdrawal by a General Partner. No General Partner may withdraw from the Partnership prior to its dissolution. Any General Partner who, notwithstanding the preceding sentence, gives written notice of his intention to withdraw as provided in Act Section 333 shall be treated as a Negative Partner and the other Partners shall have the option to purchase such General Partner’s General Partnership Units pursuant to the procedures set forth in Section 12.7.

6.12 Withdrawal by a Limited Partner. Except upon expiration of the term of this Partnership, no Limited Partner may withdraw from the Partnership prior to its dissolution.

ARTICLE 7

Limitations on Liability of the Partners; Indemnification

7.1 Limitation of Liability. Notwithstanding anything herein to the contrary, except as otherwise provided herein or by the Act, a Partner shall not be personally liable for any debts, liabilities or obligations of the Partnership, whether to the Partnership, to any of the other Partners, or to creditors of the Partnership, beyond the Capital Account of the Partner, together with the Partner’s share of the assets and undistributed profits of the Partnership.

7.2 Indemnification.

7.2.1 Partnership Indemnity. To the maximum extent permitted by law, the Partnership shall indemnify and hold harmless each General Partner, such General Partner’s Affiliates, and the employees and agents of the Partnership (each, an “Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, penalties and other expenses actually and reasonably incurred by the Indemnitee in connection with any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that the Indemnitee is or was a General Partner of the Partnership or is or was an employee or agent of the Partnership, including Affiliates of the foregoing, arising out of or incidental to the business of the Partnership, provided: (a) the Indemnitee’s conduct did not constitute willful misconduct or recklessness; (b) the action is not based on breach of this Agreement; (c) the Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Partnership and within the scope of such Indemnitee’s authority; and (d) with respect to a criminal action or proceeding, the Indemnitee had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified above.

7.2.2 Advancement of Expenses. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 7.2 may, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified as authorized in this Section 7.2.

7.2.3 Non-Exclusivity. The indemnification provided by this Section 7.4 shall be in addition to any other rights to which the Indemnitee may be entitled under any agreement, vote of the Partners, as a matter of law or equity, or otherwise, and shall inure to the benefit of the successors, assignees, heirs, personal representatives and administrators of the Indemnitee.

7.2.4 Insurance. The Partnership may purchase and maintain insurance, at the Partnership’s expense, on behalf of any Indemnitees against any liability that may be asserted against or expense that may be incurred by an Indemnitee in connection with the activities of the Partnership regardless of whether the Partnership would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

ARTICLE 8

Books and Records; Accounting and Reports

8.1 Books and Records. Appropriate books and records with respect to the Partnership’s business, including, without limitation, all books and records necessary to provide to the Partner any information, lists and copies of documents required to be provided pursuant to Section 1.5, shall at all times be kept at the Principal Office or at such other places as determined by the General Partner. Any records maintained by the Partnership in the regular course of its business may be kept on, or be in the form of, magnetic tape, photographs or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time.

8.2 Accounting. The books of the Partnership: (a) for regulatory and financial reporting purposes, shall be maintained on the cash receipts and disbursement method of accounting except otherwise as determined by the General Partner; and (b) for purposes of maintaining and determining Capital Accounts, shall be maintained in accordance with the provisions of this Agreement and Code Section 704.

8.3 Fiscal Year. The fiscal year of the Partnership shall be the calendar year, unless otherwise determined by the General Partner.

ARTICLE 9

Tax Matters

9.1 Taxable Year. The taxable year of the Partnership shall be the calendar year, unless otherwise determined by the General Partner.

9.2 Tax Controversies. The General Partner is designated the “Tax Matters Partner” (as defined in Code Section 6231), and is authorized and required to represent the Partnership, at the Partnership’s expense, in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings. Each Partner agrees to cooperate with the Tax Matters Partner, and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

9.3 Financial Statements and Tax Return Information. The General Partner shall use its best efforts to cause to be prepared and furnished to each of the Partners by March 15 after the close of each calendar year an unaudited income statement for such calendar year and a balance sheet as of the end of such calendar year, a copy of the Partnership’s federal and state income tax returns and all other information reasonably requested by a Partner.

9.4 Tax Returns. The General Partner shall file on behalf of the Partnership all required federal and state income tax returns.

9.5 Taxation as a Partnership. No election shall be made by the Partnership or any Partner for the Partnership to be excluded from the application of any provision of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws.

9.6 Tax Elections. All income and other tax elections required or permitted to be made by the Partnership shall be made by the General Partner in such manner as will, in the opinion of the General Partner, be most advantageous to a majority in interest of the Partners.

ARTICLE 10

Transfer of Units

10.1 Transfer Defined. The term “transfer”, when used in this Article 10 with respect to a Unit, shall be deemed to refer to a transaction by which the Partner assigns all or a portion of the Partner’s Units, or any interest therein, to another Person, or by which the holder of a Unit assigns the Unit to another Person as Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, transfer by will or intestate succession, exchange, or any other disposition.

10.2 Transfer Prohibited. No Units shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 10. Any transfer or purported transfer of any Units not made in accordance with this Article 10 shall be null and void. If for any reason any such transfer is not null and void, then the Assignee shall not be a Substitute Partner, and shall have no right to participate in the Partnership’s affairs as a Partner thereof, but instead shall be entitled to receive only the share of profits or other compensation by way of income and the return of contributions to which the transferring Partner would otherwise be entitled at the time such transferring Partner would be entitled to receive the same.

10.3 Requirements for Transfers.

10.3.1 Conditions Precedent to Transfers to Non-Partners. No Units may be transferred by a Partner to a Person other than another Partner unless the following conditions are first satisfied:

(a) the consent of all other Partners has been obtained, which may be granted or withheld in each Partner’s sole discretion, such consent to be evidenced by a written instrument, dated and signed by each other Partner, provided that this clause (a) shall not apply if the transferor complies with Section 10.4 or if the transfer is permitted by Section 10.6 or 10.7;

(b) the transferee and each Partner execute and file all documents as may be reasonably requested by the General Partner for the transferee to be a Substitute Partner and to be bound by the terms hereof and such transferee is admitted as a Substitute Partner; and

(c) unless waived in writing by the General Partner or a Majority Vote of the Partners, the Partnership receives an Opinion of Counsel that such transfer would not materially and adversely affect the classification of the Partnership as a partnership for federal and state income tax purposes.

10.3.2 Legend. The transfer restrictions on Partnership Units shall be conspicuously noted in an appropriate legend on any Unit certificates issued.

10.3.3 Minors; Incompetents. A Unit may not be transferred to a minor or any incompetent except by will or intestate succession.

10.3.4 Assignee’s Acceptance and Agreement. The Partnership need not recognize, for any purpose, any transfer of all or any fraction of a Unit unless there shall have been filed with the Partnership and recorded on the Partnership’s books a duly executed counterpart of the instrument of assignment and such instrument evidences the written acceptance by the Assignee of and the Assignee’s agreement to be bound by all of the terms and provisions of this Agreement.

10.3.5 Deemed Agreement. Any holder of a Unit (including a transferee thereof) shall be deemed conclusively to have agreed to comply with and be bound by all terms and conditions of this Agreement, with the same effect as if such holder had executed an express acknowledgment thereof, whether or not such holder in fact has executed such an express acknowledgment.

10.3.6 Absolute Restrictions. Notwithstanding the other provisions of this Article 10, no transfer of any Unit by any Partner shall be made if the transfer: (a) would violate applicable federal and/or state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authority with jurisdiction over the transfer; (b) would materially and adversely affect the classification of the Partnership as a partnership for federal or state income tax purposes; or (c) would affect the Partnership’s qualification as a limited partnership under the Act.

10.4 Transfers of General Partnership Units. Upon the transfer of General Partnership Units by a General Partner, after compliance with Sections 10.1-10.3, the transferee of a General Partnership Unit may not be admitted as a substituted General Partner without the written consent of all other Partners, which consent shall be given or withheld in the sole discretion of each other Partner. If the requirements of the preceding sentence are not met, such General Partnership Units shall be deemed Limited Partnership Units in the hands of the transferee, and such transferee shall be admitted only as an Assignee with respect thereto, and shall not be deemed a General Partner for any purpose. Notwithstanding the foregoing, no such transfer shall be permitted if the Partnership would have no General Partnership Units outstanding after such transfer.

ARTICLE 11

Admission of Substitute and Additional Partners

11.1 Admission of Substitute Partners. Upon a transfer of a Unit by a Partner in accordance with Article 10 (but not otherwise), the transferor shall have the power to give, and by transfer of any Certificate issued shall be deemed to have given, the transferee the right to apply to become a Substitute Partner with respect to the Unit acquired, subject to the conditions of and in the manner permitted under this Agreement. A transferee of a Certificate representing a Unit shall be an Assignee with respect to the transferred Unit (whether or not such transferee is a Partner or Substitute Partner with respect to other previously acquired Units) and shall not become a Substitute Partner unless and until all of the following conditions are satisfied:

(a) the instrument of assignment sets forth the intentions of the assignor that the Assignee succeed to the assignor’s interest as a Substitute Partner in the Assignor’s place;

(b) the assignor and Assignee shall have fulfilled all other requirements of this Agreement;

(c) the Assignee shall have paid all reasonable legal fees and filing costs incurred by the Partnership in connection with his substitution as a Partner; and

(d) the Partners shall have unanimously approved such substitution in writing, which approval may be granted or withheld by each Partner in each Partner’s sole discretion and may be arbitrarily withheld, and the books and records of the Partnership have been modified to reflect the admission.

Any Partner who transfers all of his Units with respect to which the Partner had been admitted as a Partner shall cease to be a Partner of the Partnership upon a transfer of such Units in accordance with Article 10 and the execution of a counterpart of this Agreement by the transferee and shall have no further rights as a Partner in or with respect to the Partnership (whether or not the Assignee of such former Partner is admitted to the Partnership as a Substitute Partner).

11.2 Issuance of Additional Units. Additional Units may be authorized and issued by the Partnership upon such terms and conditions as may be approved by a Majority Vote of the Partners. Upon the proposed issuance of any such additional Units, each existing Partner shall have the preemptive right, but not the obligation, to purchase such portion of the newly issued Units as the ratio of the number of Units then held by such Partner bears to the total number of Units held by Partners and outstanding before the issuance of the new Units, together with such Partner’s proportionate share of the other newly issued Units as to which other Partners fail to exercise their preemptive rights. Each such new Partner shall, as a condition precedent to admission to the Partnership, execute a counterpart of this Agreement and execute all necessary certificates and other documents and perform all acts in accordance with the Act to the full extent necessary to constitute such person a Partner and to preserve the status of the Partnership as a Partnership upon completion of such Person’s admission.

ARTICLE 12

Dissolution and Liquidation

12.1 Events Causing Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following:

(a) The occurrence of an event of withdrawal by a General Partner under Act Section 324 unless all the remaining General Partners agree to continue the Partnership or, if there are no remaining General Partners, unless all remaining Limited Partners within 90 days after the withdrawal agree to continue the Partnership and agree on the terms of admission of a new General Partner or Partners; or

(b) The entry of a decree of judicial dissolution under Act Section 346.

12.2 Cessation of Rights and Powers of General Partner. Upon the occurrence of an event of withdrawal by a General Partner under Act Section 324, such General Partner shall forthwith cease to have any rights or powers to participate in the management and operation of the Partnership business and such General Partner’s vote shall not be counted in connection with any decision made by the General Partners hereunder or in determining whether the unanimous vote of the General Partners has been obtained. If any such event shall occur with respect to a General Partner, the trustee, personal representative, successors, heirs or beneficiaries of such General Partner shall be bound by all obligations of such General Partner under this Agreement, and, except as provided in the preceding sentence, shall succeed as an Assignee of such General Partner’s Units which shall thereupon become Limited Partnership Units.

12.3 Method of Winding Up. Upon dissolution of the Partnership pursuant to Section 12.1, the Partnership shall immediately commence to liquidate its assets and wind up its affairs. The Partners shall continue to share Income, Capital Gain and Loss during the period of liquidation and winding up in the same proportion as before commencement of winding up and dissolution. The proceeds from the liquidation and winding up shall be applied in the following order of priority:

(a) to creditors, including Partners who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Partnership other than liabilities to Partners on account of their Capital Contributions or on account of a Partner’s withdrawal from the Partnership or pursuant to a withdrawal of capital; and

(b) the balance, to the Partners in accordance with their Capital Accounts after they have been adjusted to reflect the fair market value of the then remaining Partnership Properties as if such Partnership Properties had been sold.

Unless the Partners shall unanimously determine otherwise, all distributions will be made in cash, and none of the Partnership Property will be distributed in kind to the Partners.

12.4 Selection of Substitute Liquidating Trustee. If the Partnership is terminated by the death, dissolution, retirement and/or insolvency of the General Partner, or an attempt by the General Partner to transfer its General Partnership Units, the Limited Partners then owning more than fifty percent (50%) of the Units then owned by the Limited Partners shall select one of their members, or any person, firm or corporation, to act as Liquidating Trustee in the liquidation of the Partnership assets with all of the rights, duties and obligations herein granted or imposed.

12.5 Filing Certificate of Cancellation. Upon completion of the distribution of Partnership Property as provided in this Article 12, a Certificate of Cancellation shall be filed as required by the Act, and each Partner agrees to take such actions may be advisable or proper to carry out the provisions of this Article 12.

12.6 Return of Capital. The return of Capital Contributions shall be made solely from Partnership Property.

12.7 Closing Procedures. The closing of any purchase and sale of Units pursuant to this Agreement shall be held at the principal place of business of the Partnership or at such other place as the parties to such closing may agree upon. The certificates representing the Units, if any, duly endorsed (or if none, appropriate assignments, duly executed), free and clear of all liens and encumbrances, shall be delivered to the purchasing party by the selling party at the time the purchase price is paid by delivery of the payment therefor as provided in this Agreement.

ARTICLE 13

Amendment of Agreement; Meetings; Record Date

13.1 Amendments. No amendments to this Agreement may be made without the unanimous approval of the Partners.

13.2 Meetings. Meetings may be called by any Partner, by giving at least ten (10) days’ prior notice of the time, place and purpose of the meeting to all Partners.

13.3 Waiver of Notice; Consent to Meeting; Approval of Minutes. The transactions of any meeting of the Partnership, however called and noticed, and whenever held, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the

Partners entitled to vote, but not present in person or by proxy, approves by signing a written waiver of notice or an approval to the holding of the meeting or an approval of the minutes thereof. All waivers, consents, and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Partner at a meeting shall constitute a waiver of notice of the meeting, except when such Partner objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice of the meeting, but not so included, if the objection is expressly made at the meeting.

13.4 Quorum. The holders of more than fifty percent (50%) of the Units entitled to vote represented in person or by proxy, shall constitute a quorum at a meeting of Partners. The Partners present at a duly called or held meeting at which a quorum is present may continue to participate at such meeting until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the requisite percentage of Units of Partners specified in this Agreement. In the absence of a quorum, any meeting of Partners may be adjourned from time to time by a Majority Vote of the Partners represented either in person or by proxy entitled to vote, but no other matters may be proposed, approved or disapproved.

13.5 Action Without a Meeting. Any action that may be taken by any vote of the Partners may be taken without a meeting if a consent to such action is signed by Partners holding Units representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Units entitled to vote thereon were present and voted. Prompt notice of the taking of any action without a meeting shall be given to those Partners who have not consented in writing.

ARTICLE 14

Certificates

14.1 Issuance of Certificates. The Partnership may issue one or more Certificates in the name of the Partner evidencing the number of Units issued. Upon the transfer of a Unit in accordance with Article 10, the Partnership shall, if certificates have been issued, issue replacement Certificates. All Certificates shall contain legends required by this Agreement or otherwise required by law.

14.2 Legend on Certificates. The Partnership shall endorse on each certificate representing Units owned by a Partner a legend reading substantially as follows:

The Units represented by this Certificate are subject to the terms of a Limited Partnership Agreement dated December 10, 2001, among all of its Partners, a copy of which is on file at the principal office of the Partnership.

A copy of this Agreement shall be filed with the General Partner of the Partnership. During the term of this Agreement, the foregoing legend shall be endorsed on each certificate representing Units hereafter issued by the Partnership to any Partner and to any transferee of a Partner whose Units are subject to the terms of this Agreement. No Partner shall cause or permit the removal of the legend from the certificates representing the shares owned by such Partner.

14.3 Lost, Stolen or Destroyed Certificates. The Partnership shall issue a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate: (a) makes proof by affidavit that a previously issued Certificate has been lost, stolen, or destroyed; (b) requests the issuance of a new Certificate before the Partnership has notice that the Units evidenced by such Certificate have been acquired by a purchaser for value in good faith and without notice of an adverse claim; and (c) if required by the Partnership, delivers to the Partnership a bond with surety or sureties acceptable to the Partnership, to indemnify the Partnership against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate. The Partnership shall be entitled to treat each Record Holder as the Partner or Assignee in fact of any Units and, accordingly, shall not be required to recognize any equitable or other claim or interest in or with respect to the Units on the part of any other Person, regardless of whether it has actual or other notice thereof.

ARTICLE 15

General Provisions

15.1 Notices. Any notice, demand, request or report required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when transmitted postage prepaid by first-class certified mail, return receipt requested, to the Partner at the address set forth on Exhibit A attached hereto. Any notice, payment, or report to be given to a Partner hereunder shall be deemed conclusively to have been given, upon mailing of such notice, payment, or report to the address shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in the Unit by reason of an assignment or otherwise.

15.2 Further Action. The parties to this Agreement shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

15.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and each party’s heirs, successors, personal or legal representatives and permitted assignees.

15.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

15.5 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

15.6 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto, independently of the signature of any other party.

15.7 Applicable Law; Construction. This Agreement shall be construed in accordance with and governed by the laws of the State of Oklahoma, without regard to its principles of conflict of laws. The rights and obligations of the Partners and the affairs of the Partnership shall be governed first by the mandatory provisions of the Act, second by the Partnership’s Certificate of Limited Partnership, third by this Agreement and fourth by the optional provisions of the Act. In the event of any conflict among the foregoing, the conflict shall be resolved in the order of priority set forth in the preceding sentence. The rights and liabilities of the Partners shall be as provided in the Act except as otherwise provided herein. All article and section captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

15.8 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

15.9 Conveyances. All of the assets of the Partnership shall be held in the name of the Partnership, unless the Partners shall determine that a General Partner or a General Partner’s designee may hold title to any property as nominee for the Partnership. Any deed, bill of sale, mortgage, lease, contract of sale or other instrument purporting to convey or encumber the interest of the Partnership of all or any portion of the assets of the Partnership shall be sufficient if signed on behalf of the Partnership by one (1) or more General Partners. No person shall be required to inquire into the authority of any individual to sign any instrument which is executed pursuant to the provisions of this Section 15.9.

15.10 Specific Performance. The parties acknowledge that it is impossible to measure in money the damages which will accrue to a party hereto or to a successor in interest to a Partner by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any party hereto or any successor in interest to a Partner shall institute any action or proceeding to enforce the provisions hereof, any person (including the Partnership) against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such successor has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.

15.11 Power of Attorney.

15.11.1 General Partners as Attorneys-in-Fact. By the execution of this Agreement, or a counterpart hereof, each Partner irrevocably constitutes and appoints the General Partner as the Partner’s true and lawful attorneys-in-fact and agent to effectuate, with full power and authority to act in such Partner’s name, place, and stead in effectuating, the purposes of the Partnership pursuant to the terms and conditions of this Agreement, including the execution, acknowledgment, delivery, filing, and recording of all certificates, documents, contracts, loan documents, or counterparts thereof, and all other documents which the General Partners deem necessary or reasonably appropriate to do any of the following: (a) organize, qualify, or continue the Partnership as a limited partnership, including qualification of the Partnership in such other jurisdictions as the Partnership’s activities may require; (b) reflect an amendment to this Agreement or the Partnership’s Articles of Organization required by a change in the name of the Partnership, a change in the principal place of business of the Partnership or, subject to the provisions of this Agreement, the admission of a new Partner to the Partnership, if such admission is in compliance with the applicable provisions hereof; (c) accomplish the purposes and carry out the powers of the Partnership as set forth herein; and (d) subject to the provisions of this Agreement, effect the dissolution and termination of the Partnership.

15.11.2 Nature of Special Power. The power of attorney granted herein: (a) shall be deemed to be coupled with an interest, shall be irrevocable and shall survive the death, incompetency, or legal disability of a Partner; (b) may be exercised only by the General Partner (and his successors and assigns), for each Partner, or any or all of them, by listing all, or any, of the Partners required to execute any such instrument and executing such instrument as attorney-in-fact for all, or any one, of such Partners; and (c) shall be binding upon any transferee of a membership interest of a Partner hereunder, or any portion thereof, except that where such transferee is qualified as a Substitute Partner under this Agreement, the power of attorney shall survive the delivery of such Units for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument on behalf of the transferor of the Units necessary to effect such substitution.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first above set forth.

THE PARTNER INTERESTS DESCRIBED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES ACTS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THE CONDITIONS OF ARTICLE 10 OF THE AGREEMENT ARE SATISFIED.

PARTNERS’ SIGNATURE PAGE

ATTACHED TO AND MADE A PART OF

THE LIMITED PARTNERSHIP AGREEMENT OF

CHAPARRAL TEXAS, L.P.

EFFECTIVE DECEMBER 10, 2001

Each of the undersigned hereby: (a) acknowledges receipt of a copy of the Chaparral Texas, L.P. Limited Partnership Agreement (“Agreement”); and (b) executes and swears to the Agreement, as a Partner, thereby agreeing and consenting to all the terms and provisions thereof.

GENERAL PARTNER

Chaparral Oil, L.L.C., an Oklahoma limited liability company

By	/s/ Mark A. Fischer
Mark A. Fischer, Manager

LIMITED PARTNER

Chaparral Corporation, an Oklahoma corporation

By	/s/ Mark A. Fischer
Mark A. Fischer, President

EXHIBIT A

TO

CHAPARRAL TEXAS, L.P.

LIMITED PARTNERSHIP AGREEMENT

Name and Address of Partner	GP Interest	LP Interest	Capital Contribution	Number of Units	Percentage of Units	Date of Contribution
Chaparral Oil, L.L.C. 701 Cedar Lake Boulevard Oklahoma City, OK 73114	X		$1.00	10,000	1%	December 10, 2001

Chaparral Corporation 701 Cedar Lake Boulevard Oklahoma City, OK 73114		X	99.00	990,000	99%	December 10, 2001

THE PARTNER INTERESTS DESCRIBED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES ACTS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THE CONDITIONS OF ARTICLE 10 OF THE AGREEMENT ARE SATISFIED.

ADDITIONAL

PARTNER’S SIGNATURE PAGE

ATTACHED TO AND MADE A PART OF

THE LIMITED PARTNERSHIP AGREEMENT OF

CHAPARRAL TEXAS, L.P.

EFFECTIVE JUNE 26, 2002

The undersigned hereby: (a) acknowledges receipt of a copy of the Chaparral Texas, L.P. Limited Partnership Agreement (“Agreement”); and (b) executes and swears to the Agreement, as a Partner, thereby agreeing and consenting to all the terms and provisions thereof.

LIMITED PARTNER

Chaparral, L.L.C. an Oklahoma limited liability company

By	/s/ Mark A. Fischer
Mark A. Fischer, Manager

EXHIBIT A

TO

CHAPARRAL TEXAS, L.P.

LIMITED PARTNERSHIP AGREEMENT

June 26, 2002

Name and Address of Partner	GP Interest	LP Interest	Number of Units	Percentage of Units
Chaparral Oil, L.L.C. 701 Cedar Lake Boulevard Oklahoma City, OK 73114	X		10,000	1%

Chaparral, L.L.C., an Oklahoma limited liability company 701 Cedar Lake Boulevard Oklahoma City, OK 73114		X	990,000	99%